ORIGINAL







                             UNITED STATES DISTRICT COURT

                            CENTRAL DISTRICT OF CALIFORNIA

                                   WESTERN DIVISION


          In re COMPUMED, INC. SECURITIES  )   Master File No.
          LITIGATION                       )   CV 95-7051 MRP(VAPx)
          _________________________________)
                                           )   CLASS ACTION
          This Document Relates To:        )   ----- ------
                                           )
               ALL ACTIONS.                )
          _________________________________)








                                  FINAL JUDGMENT AND
                                  ------------------

                                  ORDER OF DISMISSAL
                                  ------------------

               This matter having duly come before the Court for hearing,

          pursuant to the Order of the Court, dated October 20, 1997, on the application of the parties herein for approval of the

          settlement set forth in the Stipulation of Settlement of Class

          Action and Derivative Claims (the "Stipulation"), dated as of

          August 12, 1997, and filed herein on October 19, 1997, due and adequate notice having been given to the Settlement Class,

          defined below, the current shareholders of CompuMed, Inc.

          ("CompuMed" or "the Company") and other interested parties, the

          Court having considered all papers filed and proceedings herein and otherwise being fully informed in the matter, and good cause appearing therefor,

               IT IS HEREBY ORDERED,ADJUDGED AND DECREED as follows:

               1.   This Final Judgment and Order of Dismissal ("Final

          Judgment") incorporates by reference the definitions set forth in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

               2.   This Court has jurisdiction over the subject matter of

          this Litigation and over all parties to this Litigation,

          including all members of the Settlement Class, as defined below,

          and the current shareholders of CompuMed.

               3.   The Court having considered, inter alia, the
                                                 ----- ----

          comparative culpability of the Defendants; the strengths and weaknesses of the claims of Class Plaintiffs and of Derivative

          Plaintiff and the Defendants' defenses; the risk of finding no liability against the Defendants; the time and expense necessary to prosecute the action against the Defendants through trial and appeals; the financial condition of Defendants in relation to

          Defendants' potential liability to the Class Plaintiffs and, in connection with the claims asserted derivatively by the Deriva-

          tive Plaintiff, to the Company and the amount of insurance potentially available to cover the acts of Defendants; the difficulties associated with satisfaction of any judgment that might be entered against Defendants and the risk of dissipation or loss of assets of Defendants, including any applicable

          insurance coverage; the fact that the settlement was the product of arms' length mediation before a Court-appointed mediator; and

          the recommendation of the Court-appointed mediator; the Court finds and concludes that the amount contributed on behalf of

          Defendants to the Class Action Settlement Fund and the Derivative

          Action Settlement Fund is fair, adequate and reasonable,

          including taking into account the "wasting asset" nature of the

          Defendants' insurance coverage (i.e., that costs of defense and
                                          - -

          attorneys' fees are first subtracted from policy limits).

               4.   The Court finds and concludes that the settlement is

          not the result of collusion, fraud or tortious conduct by any of the parties to the Stipulation aimed at causing injury to the interests of any Person.  Moreover, the Court finds that the settlement set forth in the Stipulation is made and entered into in good faith.

               5.   For purposes of the Stipulation and this Final

          Judgment, a Settlement Class is hereby certified as follows:

               All Persons who purchased or otherwise acquired the common stock of CompuMed, Inc. during the period commencing on

               August 11, 1995, through and including October 17, 1995,

               inclusive.

          Excluded from the Settlement Class are (i) the named Defendants,

          members of the immediate families of each of the Individual

          Defendants, any entity in which any Defendant has a controlling interest, and the legal representatives, heirs, successors,

          predecessors in interest, or assigns of any of the Defendants,

          and (ii) those Persons who have timely and validly requested exclusion from the Settlement Class pursuant to the "Notice of

          Pendency and Settlement of Class Action" sent to the members of the Settlement Class (and identified on Exhibit "1" hereto).

               6.   With respect to the Settlement Class, the Court finds

          and concludes that: (a) the members of the class are so numerous that joinder of all class members in the litigation is imprac-

          ticable; (b) there are questions of law and fact com-mon-to the class which, as to the settlement and all related matters,

          predominate over any individual questions; (c) the claims of the

          Class Plaintiffs are typical of the claims of the class; (d) in representing the Class and negotiating and entering into the settlement set forth in the Stipulation, the Class Plaintiffs and their counsel have fairly and adequately represented and

          protected the interests of all of the members of the Class; and

          (e) a class action is superior to other available methods for the fair and efficient adjudication of the controversy, considering,

          (1) the interests of the members of the class in individually controlling the prosecution of separate actions, (2) the extent and nature of any litigation concerning the controversy already commenced by members of the class, (3) the desirability or undesirability of concentrating the litigation of these claims in this particular forum, and (4) the difficulties likely to be encountered in the management of this litigation.


               7.   Pursuant to Rules 23 and 23.1 of the Federal Rules of

          Civil Procedure, this Court hereby approves the settlement set forth in the Stipulation and finds that the settlement is, in all respects, fair, reasonable and adequate to the Settlement Class and each of the Settlement Class Members, and to the Company and its current shareholders.

               8.   Except as to any individual claim of those Persons or

          entities who have validly and timely requested exclusion from the

          Settlement Class (identified on Exhibit "1" hereto), this Court hereby dismisses with prejudice and without costs (except as otherwise provided in the Stipulation) the Litigation, in its entirety, against each and all of the Defendants.

               9.   All claims against the Released Persons for contribu-

          tion, indemnification, equitable apportionment or any other claim based on or arising from any of the subject matters underlying the Released Claims, however denominated, in favor of any Person,

          are extinguished, discharged, satisfied, barred and/or otherwise unenforceable.

               10.  In accordance with the requirements of Section 3(a)(10)

          of the Securities Act of 1933, 15 U.S.C. Section 77c(a)(10), the

          Court hereby approves the terms and conditions governing the issuance and exchange of the Shares, Warrants and the shares of

          CompuMed common stock underlying the Warrants, as set forth in the Stipulation.  The Court finds that the Shares, Warrants and the shares of CompuMed common stock underlying the warrants are being issued to the Settlement Class in exchange for the release of one or more bona fide claims, and concludes after a hearing at which all persons to whom it is proposed to issue such securities

          (i.e., the Settlement Class) had the right to appear, that the
           - -

          terms and conditions of such securities are fair to the members of the Settlement Class.  Therefore, the Shares, Warrants and

          shares of CompuMed common stock underlying the Warrants are exempt from the registration requirements of the Securities Act of 1933.

               11.  Upon the Effective Date of the Settlement, each and all

          Released Claims of each and all Settlement Class Members, whether or not such Settlement Class Member has filed a Proof of Claim and Release, and of each and all Class Plaintiffs are and shall be deemed to be conclusively and forever released as against each and all of the Released Persons.

               12.  Upon the Effective Date of the settlement, each and all

          Released Claims of a derivative nature of each of the current holders of CompuMed common stock, on behalf of CompuMed

          derivatively, the Derivative Plaintiff and CompuMed shall be deemed to be conclusively and forever released as against each and all of the Released Persons.

               13.  Class Plaintiffs and all Settlement Class Members, the

          Company, Derivative Plaintiff, the current holders of CompuMed common stock, and all of their officers, agents, employees,

          attorneys, assigns, all persons in privity with them, and all persons acting in concert or participation with them, either directly, indirectly, representatively or in any other capacity,

          are hereby forever restrained and enjoined from prosecuting,

          pursuing, or litigating any of the Released Claims against any of the Released Persons in this or any other forum.

               14.  Upon the Effective Date of the settlement, each of the

          Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released,

          relinquished and discharged each and all of the Settlement Class

          Members, the Class Plaintiffs, the Derivative Plaintiff, the

          current holders of CompuMed common stock, their counsel, each only in their capacity as such, from all claims (including

          Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the

          Litigation or the Released Claims.

               15.  No Person shall have any claim against any R@leased

          Persons, Class Counsel, Derivative Counsel, any claims

          administrator or other agent designated by Class Counsel or

          Derivative Counsel based on the distributions made substantially in accordance with the Stipulation and the settlement set forth therein, the Plan of Allocation, or further orders of the Court.

               16.  Upon the Effective Date of the Settlement, the Class

          Plaintiffs and the Settlement Class acknowledge full and complete satisfaction of, and do hereby fully, finally and forever settle,

          release and discharge the Released Persons with respect to the

          Released Claims, whether or not such Settlement Class Member executes and delivers a Proof of Claim and Release or partici-

          pates in the Plan of Allocation.

               17.  The notice given to the Settlement Class, the current holders of CompuMed common stock, and alleged joint tortfeasors and other interested parties of the Settlement set forth in the

          Stipulation, as well as the other matters set forth therein,

          constituted the best notice practicable under the circumstances,

          including the individual notice to the alleged joint tortfeasors and other interested parties and the members of the Settlement

          Class and current holders of CompuMed common stock who could be identified through reasonable effort.  Said notice provided due and adequate notice of those proceedings and of the matters set forth therein, including the proposed Settlement set forth in the

          Stipulation, the proposed issuance of the Shares and the Warrants and the shares underlying the Warrants subject to the exemption from registration set forth in section 3(a)(10) of the Securities

          Act of 1933, 15 U.S.C. Section 77c(a)(10), the proposed

          determination that the settlement was entered into in good faith and the proposed bar of contribution, indemnity, equitable apportionment or other claims based on or arising from the

          Released Claims, to all persons and entities entitled to such notice, and said notice fully satisfied the requirements of Rules

          23 and 23.1 of the Federal Rules of Civil Procedure and the

          requirements of due process.

               18.  The Court hereby finds and concludes that the settle-

          ment of the Released Claims on the terms and conditions set forth in the Stipulation is fair, reasonable and adequate and consti-

          tutes reasonably equivalent value within the meaning of the

          United States Bankruptcy Code and the California Uniform Fraudu-

          lent Transfer Act and any other similar law of any other

          jurisdiction.

               19.  Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over

          (a) implementation of the settlement and any award or distribu-

          tion of the Class and Derivative Action Settlement Funds,

          including interest earned thereon; (b) disposition of the Class and Derivative Settlement Funds (including all sums, if any,

          remaining after the payment of all Authorized Claimants' Claims);

          (c) hearing and determining applications for attorneys' fees,

          costs, interest and expenses (including fees and costs of experts and/or consultants) in the Litigation; (d) all parties hereto for the purpose of enforcing and administering the Settlement; and

          (e) any other matter related or ancillary thereto, including the approval of amendments to certain Company policies pursuant to paragraph V.2.2(b) of the Stipulation.

               20.  In the event that the Settlement does not become

          effective in accordance with the terms of the Stipulation, then this Judgment shall be rendered null and void and shall be vacated and, in such event, subject to the terms of the

          Stipulation, all orders entered and releases delivered in

          connection herewith shall be null and void.

               21.  There is no just reason for delay, and therefore

          pursuant to Rule 54(b) of the Federal Rules of Civil Procedure,

          the Clerk of the Court is hereby ordered to enter this Final

          Judgment and Order of Dismissal.



                    Dated: January 26, 1998.


                                              /s/ Mariana R. Pfaelzer
                                             -----------------------------
                                                  MARIANA R. PFAELZER
                                             UNITED STATES DISTRICT JUDGE

          Submitted By:

          MARC M. SELTZER (54534)
          GEORGE A. SHOHET (112697)
          CORINBLIT & SELTZER
          A Professional Corporation
          3700 Wilshire Boulevard, Suite 820
          Los Angeles, California 90010-3085
          Telephone: (213) 380-4200

          Chairman of the Executive Committee
          of Counsel for Plaintiffs

          KEVIN P. RODDY (128283)
          MILBERG WEISS BERSHAD
            HYNES & LERACH LLP
          355 South Grand Avenue,
            Suite 4170
          Los Angeles, California 90071
            Telephone:  (213) 617-9007

          WILLIAM S. LERACH (68581)
          HENRY ROSEN (156963)
          MILBERG WEISS BERSHAD
            HYNES & LERACH LLP
          600 West Broadway, Suite 1800
          San Diego, California 92101

          ARTHUR N. ABBEY
          JOSHUA N. RUBIN
          ABBEY, GARDY & SQUITIERI, LLP
          212 East 39th Street
          New York, New York  10016
          Telephone:  (212) 889-3700

          Members of the Executive Committee
          of Counsel for Plaintiffs



          By /s/ Marc M. Seltzer
            --------------------------------------
                      Marc M. Seltzer
              Attorneys for Class Plaintiffs

          ROBERT C. SCHUBERT (62684)
          JUDEN JUSTICE REED (153748)
          SCHUBERT & REED LLP
          Two Embarcadero Center,
             Suite 1050
          San Francisco, California 94111
          Telephone:  (415) 788-4220




          By /s/ Robert C. Schubert by MMS
            -------------------------------------------
                    Robert C. Schubert
            Member of the Executive Committee
            and Attorneys for the Derivative Plaintiff

                                      EXHIBIT 1
                                      ---------


                                 IN RE COMPUMED INC.
                                 -------------------
                                     SECS. LITIG.
                                     ------------
                         MASTER FILE NO. CV-95-7051 MRP(VAPx)




                    1.   Robert V. Linton
                         Park City, Utah 84068


                    2.   Euromobiliare Fondi S.P.A.
                         Milan, Italy